Exhibit 99

Sealed Air Corporation Park 80 East Saddle Brook, NJ 07663-5291

for release: October 26, 2005	Contact:	Eric D. Burrell
201-791-7600

SEALED AIR REPORTS THIRD QUARTER 2005 RESULTS

Achieves 8% Increase in Sales

SADDLE BROOK, N.J., Wednesday, October 26, 2005 – Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.68 for the third quarter of 2005, compared with prior year diluted earnings per common share of $0.66.  Sealed Air’s net sales for the quarter increased 8% to $1.02 billion, compared with $944 million in 2004.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“Our business has continued to generate healthy top-line growth as we progress through the year.  Both our food packaging segment and our protective packaging segment experienced positive sales growth in every major region of the world, demonstrating the continued strength of our global business.  We continue to keep tight control on operating expenses which during the quarter helped mitigate some of the short-term margin pressure that we are experiencing due to rapidly escalating costs for petrochemical-based raw materials.  Even in this environment, we have maintained our long-standing ability to generate consistent cash flow.  We utilized our solid cash flow to repurchase $39 million of our common stock during the quarter.  We have repurchased an additional $34 million of our common stock in the fourth quarter through October 21, bringing year-to-date repurchases to $109 million.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“We continue to pursue our growth initiatives and remain focused on management of our balance sheet and use of our cash flow to bring value to our shareholders.  We have put in place a solid foundation to further improve our cost structure with the restructuring program introduced late last year and our ongoing efforts to optimize our global supply chain.  As we have previously mentioned, we have taken a number of steps to offset the impact of rising costs, including increasing our prices, furthering our ongoing productivity improvement initiatives and maintaining tight control on operating expenses.

“In the wake of the recent Gulf Coast hurricanes, the industry is faced with unprecedented increases in raw material costs.  While the fourth quarter will be challenging from a raw material and energy cost standpoint, we expect to continue to navigate our way through this environment, and will remain focused on continuing to provide value-added packaging solutions for our customers around the world.  We are maintaining our most recent full year diluted earnings per common share guidance of $2.65 to $2.80, but given the additional impact of Hurricane Rita on our raw material costs, we expect earnings per share will be toward the lower end of that range.”

Financial Highlights for the Third Quarter

•      Net sales increased 8% to $1.02 billion compared with $944 million for the third quarter of 2004.  The increase in net sales principally resulted from the combined impact of $32 million in unit volume growth, a $29 million favorable change in product price/mix and a $15 million favorable effect of foreign currency translation.  Excluding the positive effect of foreign currency translation, net sales would have increased 6%.

•      Gross profit increased to $288 million compared with $285 million for the third quarter of 2004.  The increase in gross profit was attributable to the sales growth in the quarter.  As a percentage of net sales, gross profit declined to 28.2% compared with 30.2% in the third quarter of 2004.  The decline in gross profit as a percentage of net sales was due to higher petrochemical-based raw material and other energy-related costs combined with an unfavorable shift in product mix, partially offset by selling price increases.

•      Marketing, administrative and development expenses increased to $156 million compared with $153 million for the third quarter of 2004, an increase of 2%.  As a percentage of net sales, these expenses declined to 15.3% for the quarter compared with 16.2% in 2004, reflecting the Company’s tight control on expenses.

•      Operating profit was $131 million, or 12.9% of net sales, compared with $133 million, or 14.1% of net sales, in the third quarter of 2004.

•      Interest expense declined to $38 million compared with $39 million in the third quarter of 2004.  The decrease was primarily due to the interest savings resulting from the redemption of the entire outstanding principal amount, $177.5 million, of the Company’s 8.75% senior notes due July 2008, and the repurchase of $22.7 million face amount of its 6.95% senior notes due May 2009, both completed in the fourth quarter of 2004, partially offset by the impact of higher interest rates on the Company’s outstanding interest rate swaps.

•      The Company’s effective income tax rate was 33.3% compared with 34.2% in the third quarter of 2004.  This decrease is primarily due to improved tax efficiencies resulting from reorganization of certain of the Company’s international subsidiaries in 2004.

•      The Company’s 5.625% euro notes due July 2006, with a face value of €200 million, equivalent to $241 million on September 30, 2005, are now classified as a current liability on the balance sheet as required by U.S. generally accepted accounting principles or GAAP.  The Company intends to use available cash to retire this debt when it matures.

Business Segment Review

Food Packaging Segment

The Company’s food packaging segment net sales for the third quarter increased 9% to $636 million compared with $583 million last year.  Strength in Vertical Pouch Packaging and Case Ready helped drive solid growth in North America, while continued growth in Latin

America and Asia Pacific also contributed to the quarter’s performance.  Excluding the $13 million positive effect of foreign currency translation, segment net sales would have increased 7%.  Operating profit for the third quarter was $78 million, or 12.2% of net sales, compared with $78 million, or 13.4% of net sales, in 2004.  The decline in operating profit as a percentage of net sales was due to higher raw material and energy-related costs combined with an unfavorable shift in product mix, partially offset by selling price increases.

Protective Packaging Segment

The Company’s protective packaging segment net sales for the third quarter increased 6% to $384 million compared with $361 million last year.  Steady volume growth on a global basis helped drive top-line performance in the quarter.  Excluding the $2 million positive effect of foreign currency translation, segment net sales still would have increased 6%.  Operating profit for the third quarter was $54 million, or 14.1% of net sales, compared with $54 million, or 15.1% of net sales, in 2004.  The decline in operating profit as a percentage of net sales was due to higher raw material and energy-related costs combined with an unfavorable shift in product mix, partially offset by selling price increases.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (800) 274-0251 (domestic) or (719) 457-2683 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Tuesday, November 1, 2005 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 5017004.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-GAAP Information

The Company’s management from time to time presents information that is not in conformity with GAAP.  Changes in net sales excluding the effect of foreign currency translation are among the indicators used by the Company’s management to measure the performance of the Company’s operations, and thus management believes that this information may be useful to investors.  Such measures are also among the criteria upon which performance-based compensation may be determined.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  changes in raw material and energy costs, the effects of animal and food-related health issues, import/export restrictions, market conditions, tax, interest and exchange rates, the success of new products, restructuring charges, costs and success of information systems projects, the application of new accounting pronouncements, and legal proceedings.  A more extensive list and description of these and other such factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

Results for the periods ended September 30

(Unaudited)

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended September 30		% Increase	Nine Months Ended September 30		% Increase
	2005	2004	(Decrease)	2005	2004	(Decrease)

Net sales by business segment:
Food packaging	$635.5	$583.3	9	$1,865.0	$1,716.5	9
Protective packaging	384.2	360.9	6	1,144.4	1,064.5	8

Total net sales	1,019.7	944.2	8	3,009.4	2,781.0	8

Cost of sales	731.9	658.8	11	2,148.2	1,926.7	11

Gross profit	287.8	285.4	1	861.2	854.3	1
As a % of total net sales	28.2%	30.2%		28.6%	30.7%

Marketing, administrative and development expenses	156.4	152.7	2	485.2	466.6	4
As a % of total net sales	15.3%	16.2%		16.1%	16.8%

Restructuring charges (1)	0.1	—	—	1.3	—	—

Operating profit	131.3	132.7	(1)	374.7	387.7	(3)
As a % of total net sales	12.9%	14.1%		12.5%	13.9%

Interest expense	(37.7)	(39.0)	(3)	(112.5)	(115.0)	(2)

Other income, net	2.6	3.3	(21)	11.7	9.1	29

Earnings before income tax expense	96.2	97.0	(1)	273.9	281.8	(3)

Income tax expense	32.0	33.2	(4)	91.1	96.5	(6)

Net earnings	$64.2	$63.8	1	$182.8	$185.3	(1)
As a % of total net sales	6.3%	6.8%		6.1%	6.7%

Basic earnings per common share (2)	$0.78	$0.76		$2.20	$2.20

Diluted earnings per common share (2)	$0.68	$0.66		$1.92	$1.92

Weighted average number of common shares outstanding:
Basic	82.8	83.8		83.2	84.4

Diluted	98.0	99.0		98.4	99.6

(1) In the third quarter and first nine months of 2005, the Company incurred restructuring charges for additional costs relating to its global profit improvement initiatives announced in the fourth quarter of 2004.  The Company recorded a charge of $33 million in the fourth quarter of 2004 for the cost of these projects to improve the Company’s operating efficiencies and cost structure.

(2) See the Supplementary Information included in this release for the calculation of basic and diluted earnings per common share.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended September 30

(Unaudited)

(In millions, except per share data)

CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Basic EPS:
Numerator

Net earnings ascribed to common shareholders - basic	$64.2	$63.8	$182.8	$185.3

Denominator

Weighted average number of common shares outstanding - basic	82.8	83.8	83.2	84.4

Basic earnings per common share	$0.78	$0.76	$2.20	$2.20

Diluted EPS:
Numerator

Net earnings ascribed to common shareholders - basic	$64.2	$63.8	$182.8	$185.3

Add: Interest on 3% convertible senior notes, net of income taxes (1)	2.0	2.0	5.9	5.9

Net earnings ascribed to common shareholders - diluted	$66.2	$65.8	$188.7	$191.2

Denominator

Weighted average number of common shares outstanding - basic	82.8	83.8	83.2	84.4

Effect of conversion of 3% convertible senior notes (1)	6.2	6.2	6.2	6.2

Effect of assumed issuance of asbestos settlement shares	9.0	9.0	9.0	9.0

Weighted average number of common shares outstanding - diluted (2)	98.0	99.0	98.4	99.6

Diluted earnings per common share	$0.68	$0.66	$1.92	$1.92

(1) The Company has retroactively applied the Emerging Issues Task Force, known as the EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which requires that the dilutive effect of contingent convertible debt, such as the Company’s 3% convertible senior notes due June 2033, be included in dilutive earnings per common share regardless of whether the contingency permitting holders to convert the debt into shares has been satisfied.

(2) In calculating diluted earnings per common share, the weighted average number of common shares for the quarters and nine months ended September 30, 2005 and 2004 provides for the conversion of the Company’s 3% convertible senior notes due June 2033 upon application of EITF Issue No. 04-08, the assumed issuance of nine million shares of common stock reserved for the Company’s previously announced asbestos settlement, which is discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2004, and the exercise of dilutive stock options, net of assumed treasury stock repurchases.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended September 30

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (2)

	Quarter Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004

BUSINESS SEGMENT INFORMATION:
Operating profit
Food Packaging	$77.6	$78.4	$236.6	$225.7

As a % of food packaging net sales	12.2%	13.4%	12.7%	13.1%

Protective Packaging	54.1	54.4	140.1	162.7

As a % of protective packaging net sales	14.1%	15.1%	12.2%	15.3%

Total segments	131.7	132.8	376.7	388.4

Restructuring charges (1)	(0.1)	—	(1.3)	—

Unallocated corporate operating expenses	(0.3)	(0.1)	(0.7)	(0.7)

Total	$131.3	$132.7	$374.7	$387.7

As a % of total net sales	12.9%	14.1%	12.5%	13.9%

Depreciation and amortization
Food Packaging	$28.1	$29.1	$86.2	$87.0
Protective Packaging	14.1	15.3	44.1	46.4
Total	$42.2	$44.4	$130.3	$133.4

(1) The quarter and nine months ended September 30, 2005 includes a $0.1 and $0.7 charge, respectively, related to Food Packaging and no charge for the quarter and a $0.6 charge, respectively, related to Protective Packaging.

	Quarter Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004

CAPITAL EXPENDITURES:	$25.3	$25.8	$66.6	$77.2

(2) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q. Any changes not deemed to be material will be reflected in the Form 10-Q. Any changes deemed to be material will be promptly disclosed.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

September 30, 2005 and December 31, 2004

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005 (1)	2004

ASSETS

Current Assets:

Cash and cash equivalents	$417.0	$358.0

Short-term investments — available-for-sale securities	37.0	54.1

Notes and accounts receivable, net of allowances for doubtful accounts	669.2	662.5

Inventories	434.4	417.9

Other current assets	114.9	118.7

Total current assets	1,672.5	1,611.2

Property and equipment:
Land and improvements	33.2	35.5
Buildings	507.9	524.9
Machinery and equipment	1,908.9	1,969.6
Other property and equipment	128.9	137.0
Construction-in-progress	74.2	46.5
	2,653.1	2,713.5
Less accumulated depreciation and amortization	1,728.8	1,704.9
Property and equipment, net	924.3	1,008.6

Goodwill	1,945.3	1,953.4

Other assets	283.5	281.8

Total Assets	$4,825.6	$4,855.0

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.

	September 30,	December 31,
	2005 (1)	2004

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$22.4	$19.8

Current portion of long-term debt	243.6	3.8

Accounts payable	241.1	248.5

Asbestos settlement liability	512.5	512.5

Other current liabilities	438.4	434.9

Income taxes payable	57.7	84.3

Total current liabilities	1,515.7	1,303.8

Long-term debt, less current portion	1,814.0	2,088.0

Deferred income taxes	20.9	26.9

Other liabilities	99.5	102.8

Total Liabilities	3,450.1	3,521.5

Total Shareholders’ Equity	1,375.5	1,333.5

Total Liabilities and Shareholders’ Equity	$4,825.6	$4,855.0

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.